NEWS RELEASE
FOR IMMEDIATE RELEASE
VIDLER WATER RESOURCES, INC. ANNOUNCES EXERCISE OF OPTION TO PURCHASE 53,750 LONG TERM STORAGE CREDITS IN ARIZONA BY ALTERNATIVE ENERGY DEVELOPER

(Carson City, Nevada) - December 15, 2021

Vidler Water Resources, Inc. (“Vidler”) announced today an alternative energy company has exercised its option to purchase 53,750 Long Term Storage Credits (“LTSC”) at the Company’s recharge facility in the Harquahala Valley, Arizona for $400 per LTSC. The Company expects the sale to close in 2021 and to generate revenue of approximately $21.5 million.

Vidler’s President and Chief Executive Officer, Dorothy Timian - Palmer, commented:

“We are extremely pleased to enter into a sale and purchase agreement with this highly respected alternative energy producer for a significant quantity of our LTSC in the Harquahala basin in Arizona. With the prior sale of 1,250 LTSC to this purchaser earlier in the fourth quarter of 2021, we will have sold approximately 22% of our inventory of LTSC in our recharge facility in the Harquahala Valley for total revenue of $22 million. We have worked with the purchaser on certain of our properties in Nevada and Arizona, and we have found it to be an excellent partner with first rate innovative and sustainable energy solutions for the communities it serves. The purchaser’s parent company is actively involved in the Data Center and Green Hydrogen power space, and on the closing of the sale, our water will provide the purchaser with a resource required to manufacture clean energy. We look forward to other opportunities our business relationship with the purchaser may bring that could allow us, over time, to monetize some of our remaining Harquahala LTSC in the basin where they are stored.

“We are in active discussions with a number of commercial and residential developers and municipalities regarding the sale of our remaining LTSC, not only from our recharge facility in Harquahala but also from our current inventory of approximately 27,000 LTSC in the Phoenix Active Management Area.”

About Vidler Water Resources, Inc.

As of September 30, 2021, our primary holding was Vidler Water Company, Inc. (“Vidler”), a water resource and water storage business, with assets and operations primarily in the Southwestern U.S.

Our business is to source, develop and provide sustainable potable water resources to fast-growing communities throughout the Southwest U.S. that lack, or are running short of, available water resources.

We conduct our business by working closely with many constituents in these communities: regulators, utilities, Native North American tribes, community leaders, residential and commercial developers and alternative energy companies. We ensure the water resources we develop and sell are sustainable and provide benefit to the citizens of the communities and regions we serve.

Currently, we believe the highest potential return to shareholders is from a return of capital. As we monetize our water and real estate assets, rather than reinvest the proceeds, we intend to return capital to shareholders through a stock repurchase program or by other means such as special dividends. Nonetheless, we may, from time to time, reinvest a portion of proceeds from asset monetization in further development of existing assets, if we believe the returns on such reinvestment outweigh the benefits of a return of capital.

OTHER INFORMATION

As of September 30, 2021, we had a market capitalization of $208.6 million, and 18,330,910 shares outstanding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as "anticipates," "believes," "estimates," "plans,'' "projects," "expects," "hopes," "intends," "strategy," ''focus," "outlook," "will," "could," "should," "may," "continue," or similar expressions, and which speak only as of the date the statement was made. Such statements are forward-looking statements and are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those provisions and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical or current fact, are statements that could be deemed forward-looking statements, including without limitation, statements regarding our business objectives, our ability to monetize our water resources, the future demand for our water resources, our ability to reduce net operating cash use, our ability to source additional revenue streams, our ability to preserve and utilize NOLs to offset taxable income and reduce our federal income liability, and our ability to monetize assets and return capital to shareholders through stock repurchases or through other means. Our forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties.

A number of factors may cause actual results to differ materially from our expectations, including: any slow down or downturn in the housing or in the real estate markets in which Vidler operates; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; the impacts of the COVID-19 global pandemic on the demand for real estate; the pace of real estate development, and demand for water resources to support residential and commercial real estate development; prolonged weakness in the overall U.S. and global economies; the performance of the businesses in which Vidler operates; the continued service and availability of key management personnel; and potential capital requirements and financing alternatives.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (775) 885-5000 or at http://vidlerwater.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CONTACT:    Dorothy Timian-Palmer
        President and Chief Executive Officer
        (775) 885-5000

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